UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 6, 2009
CORPORATE PROPERTY ASSOCIATES 17 - GLOBAL INCORPORATED
(Exact Name of Registrant as Specified in Charter)
Maryland
(State or Other Jurisdiction of Incorporation)

000-52891 (Commission File Number)	20-8429087 (IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 492-1100
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets
Item 9.01. Financial Statements and Exhibits
SIGNATURES

Item 2.01. Completion of Acquisition or Disposition of Assets
On March 6, 2009, an entity jointly owned by the registrant (55%), Corporate Property Associates 16 – Global Incorporated (27.25%) and W. P. Carey & Co. LLC (17.75%) completed a sale-leaseback transaction with respect to a portion of the leasehold condominium interest in the office headquarters of The New York Times Company in New York, NY. The entity acquired leasehold title to this interest from, and entered into a net lease agreement with, NYT Real Estate Company LLC (“NYT”). The New York Times Company, the parent of NYT, has guaranteed NYT’s obligations under the lease.
The total cost of the investment, including acquisition and transaction costs, was approximately $234 million, of which the registrant’s share was approximately $130 million. The registrant funded its portion of the purchase price with proceeds from its ongoing public offering. The venture did not obtain debt financing for the transaction.
The transaction encompassed approximately 750,000 rentable square feet currently occupied by The New York Times Company. The lease has an initial term of 15 years and provides the tenant with one 10-year renewal option and two additional five-year renewal options. In the 10th year of the initial term of the lease, NYT has an option to purchase the building for approximately $250 million. The initial annual rent under the lease is approximately $24 million, of which the registrant’s share is approximately $13 million. Additionally, the lease provides for stated annual rent increases for the initial term, with formula rent increases for any renewal terms.
Item 9.01. Financial Statements and Exhibits
(a) and (b) Financial Statements of Property Acquired and Pro Forma Financial Information.
The financial statements and pro forma financial information required by this item are not included in this report, but will be filed on or before May 22, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Corporate Property Associates 17 – Global Incorporated
Date: March 12, 2009	By:	/s/ Mark J. DeCesaris
Mark J. DeCesaris
Managing Director and Acting Chief Financial Officer